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Exhibit 99.2

Central Valley Community Bancorp
Proxy

        This proxy is solicited on behalf of the Board of Directors for the special meeting of shareholders to be held on October 10, 2008.

        The undersigned hereby appoints Daniel J. Doyle and Wanda L. Rogers as proxy holders with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Central Valley Community Bancorp common stock which the undersigned is entitled to vote at the special meeting of shareholders to be held on October 10, 2008 at 10:00 a.m., at Central Valley Community Bancorp's head office or any adjournment(s) or postponement(s) thereof, with all the powers the undersigned would possess if personally present as follows:

        1.     To approve the principal terms of the Reorganization Agreement and Plan of Merger dated May 28, 2008 by and among Central Valley Community Bancorp, Service 1st Bancorp, Central Valley Community Bank and Service 1st Bank, as amended, providing for the merger of Service 1st Bancorp with and into Central Valley Community Bancorp, the merger of Service 1st Bank with and into Central Valley Community Bank, and the transactions contemplated by the merger agreement. If you vote "FOR" the merger agreement, you are also giving your written consent to amend the shareholders agreement, which was signed by all directors of Central Valley Community Bancorp, to terminate the shareholders agreement as of the date of completion of the merger.

☐    FOR                   ☐    AGAINST                    ☐    ABSTAIN

        2.     To transact such other business as may properly come before the special meeting and any proposal to adjourn or postpone the special meeting

☐    FOR                   ☐    AGAINST                    ☐    ABSTAIN

Please Sign and Date Below

The Board of Directors recommends a vote "FOR" management's proposal. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" approval of management's proposal. If any other business is presented at the special meeting, this proxy confers authority to and shall be voted in accordance with the recommendations of management.

        (Please date this proxy and sign your name as it appears on your common stock certificates. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)

☐    I Do                   ☐    I Do Not                    Expect to Attend the Special Meeting.

(Number of Shares) (Please Print Your Name) (Please Print Your Name) (Date) (Signature of Shareholder) (Signature of Shareholder)

        This proxy may be revoked prior to its exercise by filing with the Corporate Secretary of Central Valley Community Bancorp a duly executed proxy bearing a later date or an instrument revoking this proxy, or by attending the special meeting and voting in person.

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  Exhibit 99.2